SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant |_| Filed by a Party other than the Registrant |X| Check the appropriate box: |_| Preliminary Proxy Statement |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) |_| Definitive Proxy Statement |_| Definitive Additional Materials |X| Soliciting Material Pursuant to ss. 240.14a-12

THE ALASKA AIR GROUP, Inc. ("AAG") (Name of Registrant as Specified In Its Charter)

Steve Nieman, Richard D. Foley and Robert C. Osborne MD (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): |X| No fee required |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:
|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid: 2) Form, Schedule or Registration Statement No.:

EAHSOP's CABLES--Special Shareholders Edition
Management Seem Hesitant to Express, But We Employee/Shareholders Gladly Say:
"Thank God for Shareholders--We Love You All!"

Newsletter of Ownership Sharing of Alaska/Horizon Airlines by Employees and Customers
May 19, 2003 Vol. 6 No. 1 (website <http://www.eahsop.org/>)
Published by HACECA, Inc. for EAHSOP and CSOPAH

Link to the web site of the threesome (Richard D. Foley, Dr. Robert C. Osborne and myself) challenging the AAG Board's three nominees--www.votepal.com. || Link to a dedicated bulletin board to the contest that eRaider.com provided--many thanks, Deborah Pastor and Aaron Brown. || Link to Dow Jones Business News May 15, 2003 Article by Lynn Cowan & Phyllis Plitch (no longer available but posted on eRaider) and Deal.Com Article by Lou Whiteman (May 15, 2003) covering the AAG Proxy Contest.

One day to the annual shareholders meeting, and I've just finally found time to post an emailing to the faithful HACECA list. Please understand that everything I write here is my personal opinion (I'll remind you occasionally.) Additionally, I had a computer crash and lost some addresses. If you would like to be added (or removed), email haceca@attbi.com.

This year's proxy contest has been very enlightening, understated mightily. I doubt the AAG will ever be the same. Too bad few employees are privy to the happenings. Fortunately, since life lasts a long time, we'll have ample opportunities after the shareholders meeting to write and speak about what happened. My thumbnail sketch on events: three culprits are to blame over this past seven months that prevented you from learning more about this challenging process to gain board seats on the AAG: 1) the Company, in electing not to cover in their broad media the fact that for the first time in AS/QX history a contested slate of challengers was organized and ran against the board's incumbent slate. The employees needed lots of catch-up education on events; they didn't get it. An uninformed electorate=bad democracy; 2) the speech rules enforced by the U.S. Securities and Exchange Committee, which chills free speech for participants in all proxy contests, including this one, in my opinion; 3) the Challengers--we made mistakes, underestimations. Next year, begins on May 21, 2003.

To illustrate how difficult it is to speak out during a proxy contest, I am required to file with the SEC's EDGAR software this HACECA posting (and any written communication anywhere including emails and comments made on Internet bulletin boards since May 2nd when we filed our Definitive Proxy Statement) on the same day it is made available to the public. Additionally, the Company and the SEC can require changes of what we write (which they did BIG time), including what I am writing now. These changes appear as "DFAN14A"s on the SEC's web site (click here to view). This is censorship, an infringement of First Amendment free speech rights, in my opinion. If people are restricted from openly speaking their minds, how can we possibly solve the complex problems facing humankind? Especially when it comes to that top divorce category--money?

TALKING ABOUT TAKING THE LONG TERM VIEW

What we've done this year has barely scratched the surface. We will have to involve more people and more money to continue building momentum. In this contest, we never got to substance. All of our efforts was directed at the difficult process of getting into the proxy statement, our candidate names on a "legal" proxy card and ensuring the election was fair by being declared contested by the New York Stock Exchange (we failed on most counts).

One undeniable fact: How we got here?--by partnering with customers and shareholders: Three candidates in the Company's Proxy Statement and six shareholder proposals to be voted upon, all sponsored by Horizon employee/shareholders (we approached numerous Alaska employees who all declined involvement). We have been working closely with AS/QX customers and shareholders for almost three years now. We even formed the first labor/stakeholder organization called OUR Union (Ownership Union) in the summer of 2001 to serve as the umbrella organization. OUR is an accredited, licensed, and registered union with the U.S. Dept. of Labor.

When we got serious last October about doing a proxy contest for 2003, we sat down with representatives from the tripartite and fleshed out our strategy. As labor, we didn't promote STRIKE! or SLOWDOWN! in order to bring about what we wanted. Because those destructive tactics only hurt our partners: our customers, who pay their hard-earned income to come fly with us on their business trips and vacations; and our stockholders, who wish to see constructive building of company equity so that their stock prices will appreciate, and hopefully some day the payout of dividends to them.

WHY THIS CONTEST IS RATHER UNIQUE

The first thing we did was check the $500-or-less-box on the SEC paperwork in regards to how much we planned to spend on this contested election. We wanted to discover if shareholders with modest means could hold corporate America accountable to the people.

The second thing we did was refuse to pay the New York Stock Exchange's poll tax via ADP and EquiServe in order for corporate stock votes to be legally "counted." How stock is voted is an unjust, convoluted labyrinth, that ensures unvoted shares are voted for management nominees (the broker vote). We took the position that anyone could vote our proxy card, which we would gladly supply electronically to the Company, Putnam, ADP and the independent Inspector of Elections for our contest--this year Carl T. Hagberg. By the way, Mr. Hagberg is a very interesting gentleman, and much aware of the difficulty challengers face to get their proxies properly voted in a contested election. Say hello to him at the meeting. He's got a tough job.

WHAT TO WATCH FOR AT THE SHAREHOLDERS MEETING THIS YEAR

How will votes for the eight shareholder proposals tally (one Company, one from an outside shareholder, Mr. John Chevedden, and the five employee proposals sponsored (besides myself) by QX/PDX pilots Will Richner, Anson Robinson, recently retired pilot John Furqureon, QX/PDX mechanic Bill Davidge and QX/GEG ramper Terry Dayton).

The other very interesting development will be how board director nominee Bruce R. Kennedy (retired Alaska CEO) will do. Mr. Kennedy has served as a director since 1972. Last Friday, the Institutional Shareholder Services (ISS) recommended that shareholders "withhold" voting for him. The ISS considers Mr. Kennedy an "affiliated-outsider," who chairs an important AAG committee--governance and nominating.

Remember that 82 percent of ALK stock is owned by institutionals, large pension fund investment companies. Their "trade group" is the ISS. About ten days ago, they interviewed both sides of this proxy contest and late last week published their 22-page recommendations.

If the institutionals truly withhold their 82 percent of the stock vote for Mr. Kennedy, that would leave the other 18 percent of the stock deciding that board seat. Of that 18 percent, employees (including retirees) perhaps own as much as half--9 percent. So the employee vote, the bulk of it coming from our 401(k) plan trustee Putnam, may decide whether an outside challenger wins that seat. Stock voting not important?

HUMANS WILL RESPOND TO POSITIVE AND CONSTRUCTIVE MOTIVATION

If those in power truly subscribe to servant leadership, they will provide avenues for proper right-actions by all constituents. Humans will naturally move in those healthy directions. But if there are negative incentives, such as highly compensating employees, say, without correlation to individual and corporate performance; or blocking access to a legitimate, participating-share of power, our companies will atrophy and ultimately fail.
In order for corporations to serve the common good of all mankind as they were originally created, we must strive to develop mutually-beneficial/balanced relationships between all stakeholders. If any leg of the tripartite is muscled-up at the expense of the other two, the stool will topple. Instead of all benefiting, we all suffer.

The other fact of corporations and investment in general: If you truly want to protect your money and ensure that it multiplies, you have to become and stay active in the corporation that you invest your money in. For employees that's easy--just constantly monitor every day the corporation that you whistle at while you work.  Getting a reliable return on the investment of capital is not like pulling teeth. It just takes solid human fundamentals--comparing, testing hypotheses, generating consensus, openly communicating and moving forward together.

Finally, if you care about fair corporate elections in future years, please allocate time to comment on the SEC's planned (click on this link to read their May 1, 2003 press release) overview of how to change the proxy rules, regulations and their interpretations regarding better procedures for the election of corporate directors. Deadline for comments is June 13, 2003.

Hope to visit with you at the shareholders meeting in SEA this Tuesday--Steve Nieman, AAG shareholder; Horizon Employee; QX OUR Unioner; President HACECA, Inc. and proud employee candidate for the AAG Board.

Note: Steve Nieman, Richard D. Foley, and Robert C. Osborne M.D. are soliciting proxies for Alaska Air Group's, Inc. May 20, 2003 Annual Meeting. We strongly advise all shareholders to read the proxy statements. Our proxy statement is available at our web site <www.votepal.com>. Feel free to download and print copies of any materials located there. For any further information, please email <info@votepal.com> or write us at Box 602, Brush Prairie, WA 98606; fax (360) 666-6483; phone 1-866-2VOTEUS (1-866-286-8387).